Exhibit 99.CODEETH

ACCESS ONE TRUST

CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY

ACT OF 2002 FOR PRINCIPAL EXECUTIVE AND SENIOR

FINANCIAL OFFICERS

December 15, 2004

As amended September 10, 2009

I.                                        Covered Officers/Purpose of the Code

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, this Code of Ethics (“Code”) has been adopted by Access One Trust (the “Fund”) and applies to the Fund’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Covered Officers” each of whom is identified in Exhibit A) for the purpose of promoting:

•               honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•               full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•               compliance with applicable laws and governmental rules and regulations;

•               the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•               accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II.                                   Covered Officers Should Handle Ethically Any Actual or Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise ifa Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Fund. Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions and procedures in the Investment Company Act of 1940 (including the regulations thereunder, the “1940 Act”) and the Investment Advisers Act of 1940 (including the regulations thereunder, the”Investment Advisers Act”). Indeed, conflicts of interest are endemic for certain registered management investment companies and those conflicts are both substantially and procedurally dealt with under the 1940 Act. For example, Covered Officers may notengage in certain transactions with the Fund because of their status as “affiliated persons” of such Fund. The compliance program of the Fund and the compliance programs of its investment adviser (including sub-advisers), principal underwriter and administrator (each a “Service Provider” and, collectively, the “Service Providers”) are reasonably designed to prevent, or identify and correct, violations of many of those provisions, although they are not designed to provide absolute assurance as to those matters. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and its Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Fund or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and its Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and the Fund’s constitutional documents, such activities will be deemed to have been handled ethically. Frequently, the 1940 Act establishes, as a mechanism for dealing with conflicts, disclosure to and approval by the Directors/Trustees of a fund who are not “interested persons” of such fund under the 1940 Act. In addition, it is recognized by the Fund’s Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes and that such service, by itself, does not give rise to a conflict of interest.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following Section provides examples of conflicts of interest under the Code, but Covered Officers should bear in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed before the interest of the Fund, unless the personal interest has been disclosed to and approved by other officers of such Fund or such Fund’s Board or a committee of the Fund’s Board that has no such personal interest.

III.                              Compliance and Disclosure

Each Covered Officer must not:

•                  use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of such Fund;

•                  cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of such Fund;

•                  retaliate against any other Covered Officer or any employee of the Fund or its Service Providers for reports of potential violations that are made in good faith; or

•                  knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside such Fund, including to such Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations.

*   *   *

Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Service Providers or with counsel to the Fund with the goal of promoting full, fair, accurate, timely and understandable disclosure in the registration statements or periodic reports that the Fund fileswith, or submit sto, the SEC (which, for sake of clarity, does not include any sales literature, omitting prospectuses, or “tombstone” advertising prepared by the Fund’s principal underwriter(s)); and

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                               Reporting and Accountability

Each Covered Officer must:

•                  upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Fund that he has received, read, and understands the Code;

•                  provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by the Fund as well as with respect to any supplemental request for information; and

•                  notify the Chief Legal Officer of the Fund promptly if he has a good faith belief that there has been a material violation of this Code.

The Chief Legal Officer of the Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

The Fund will follow these procedures in investigating and enforcing this Code:

*                 the Chief Legal Officer will take all appropriate action to investigate any potential material violations reported to him/her, which actions may include the use of internal or external counsel, accountants or other personnel;

*                 if, after such investigation, the Chief Legal Officer believes that no material violation has occurred, the Chief Legal Officer is not required to take any further action;

*                 any matter that the Chief Legal Officer believes is a material violation will be reported to the Fund’s Board or a committee of the Fund’s Board;

*                 if the Fund’s Board or a committee of the Fund’s Board concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer;

*                 the Fund’s Board or a committee of the Fund’s Board will be authorized to grant waivers, as it deems appropriate; and

*                 any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                    Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund or the Fund’s Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Fund’s and its Service Providers’ codes of ethics under Rule 17j-1 under the 1940 Act and the Service Providers’ more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                              Amendments

Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VIII.                    Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as permitted by the Board.

IX.                             Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Date: September 10, 2009

Exhibit A

Persons Covered by this Code of Ethics

Principal Executive Officer and President - Todd B. Johnson

Principal Financial Officer, Principal Accounting Officer and Treasurer — Christopher E. Sabato